Exhibit 4.5

EUPRAXIA PHARMACEUTICALS INC.

Non-Qualified Stock Option Grant Agreement for U.S. Optionee (this “Agreement”)

TO:	[•] (the “Optionee”)

FROM:	Eupraxia Pharmaceuticals Inc. (the “Company”)

DATE:	[•] (the “Effective Date”)

The Company hereby notifies the Optionee as follows:

1.

The Company hereby grants to the Optionee, subject to the terms and conditions set forth in this Agreement and the Omnibus Incentive Plan of the Company (the “Plan”), administered by the Compensation Committee of the board of directors of the Company (the “Plan Administrator”), the right to purchase the following number of common shares in the capital of the Company (the “Shares”) at the following exercise price on or after the following vesting date(s) and prior to the close of business on the following expiry date (the “Expiry Date”), subject to earlier expiration in accordance with the Plan and this Agreement:

# of Shares	Exercise Price		Vesting Date(s)		Expiry Date
[•] (the “Options”)	[	•][1]	[	•]	[	•][2]

2.

The Options are intended to be non-qualified stock options within the meaning of the Code. They are not intended to be incentive stock options as described by Section 422 of the Code, or to otherwise qualify for any special tax benefits for the Optionee.

3.

On the close of business on the expiry date set forth in Paragraph 1 above (the “Expiry Date”), the Options granted hereby shall expire and automatically terminate and be of no further force and effect. Notwithstanding anything to the contrary in the Agreement or the Plan, in no event will the Expiry Date be extended, even if it occurs during a Blackout Period.

4.	Termination.

(a)

Termination without Cause. In the event the Optionee is terminated: (i) by the Company without cause, or (ii) if provided for in an employment agreement between the Company and the Optionee, by the Optionee for Good Reason (as defined in such employment agreement), any Options which have vested in accordance with their terms may be exercised at any time prior to the Expiry Date. Any Options which have not vested prior to the termination date will be forfeited.

(b)

Disability. In the event of the Optionee’s termination due to the Optionee’s Disability, any Options which have vested in accordance with their terms may be exercised at any time prior to the Expiry Date. “Disability” means any medically determinable physical or mental impairment resulting in the Optionee’s inability to perform the duties of his position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. The Plan Administrator shall determine whether the Optionee meets the definition of Disability, and the Plan Administrator’s determination shall be final and binding. Any Options which have not vested prior to the termination date will be forfeited.

[1]	NTD: Exercise price equal to Fair Market Value on the Effective Date, as defined by the Omnibus Incentive Plan.
[2]	NTD: No longer than 10 years from the Effective Date.

(c)

Death. In the event of the Optionee’s termination with the Company due to the Optionee’s death, any Options which have vested in accordance with their terms may be exercised at any time prior to the Expiry Date. Any Options which have not vested prior to the termination date will be forfeited.

(d)

Other Termination Events. In the event of the Optionee’s termination for any reason other than as provided in Section 4(a), 4(b) or 4(c) of this Agreement, the Options will be immediately cancelled and forfeited on the date the Optionee ceases to be an employee, director or consultant of the Company (the “Termination Date”), without any compensation to the Optionee in lieu thereof.

5.

The Optionee or the legal personal representative(s) of such Optionee may elect to exercise the Option by transferring, surrendering and disposing of a specified number of Options to the Company in exchange for a number of Shares having a fair market value equal to the intrinsic value of such Options disposed of and transferred to the Company (the “Net Settlement”) by completing the Notice of Net Settlement set out as Schedule “A” hereto. Upon the Net Settlement of Options (the “Disposed Options”), the Company shall, subject to withholding taxes as set forth in the Plan, deliver to the Optionee, that number of fully paid and non-assessable Shares (“X”) equal to the number of Disposed Options (“Y”) multiplied by the quotient obtained by dividing the result of the Fair Market Value of one Share, as at the date of exercise (“B”) less the exercise price per Share (“A”) by the Fair Market Value of one Share as determined as at the date of exercise (“B”). Expressed as a formula, such number of Shares shall be computed as follows:

X = (Y) x (B – A)

(B)

No fractional Shares shall be issuable upon the net settlement of Options, such Shares to be rounded down to the nearest whole number with any difference refunded to the Optionee, notwithstanding anything to the contrary in the Plan (it being understood that the Optionee will have previously elected to surrender an Option in exchange for a refund of this difference). Upon the occurrence of the foregoing, the number of Shares underlying the Options disposed of shall be deducted from the number of Shares reserved for issuance under the Plan.

6.

In respect of any transfer, surrender or disposition of Options for consideration other than Shares (or substituted shares), including for clarity any transfer, surrender or disposition pursuant to Section 5 of this Agreement, the Company will (or, if applicable, will cause its Affiliate to) file the election described in subsection 110(1.1) of the Income Tax Act (Canada).

7.

The Optionee acknowledges receipt of a copy of the Plan and hereby agrees that the terms and conditions of the Plan shall govern the Options granted hereby, including all amendments or adjustments pursuant to the Plan or otherwise consented to by the Optionee.

8.

All Options granted pursuant to the Plan and reflected in this Agreement shall be personal to the Optionee and shall not be assignable or otherwise transferable except by will or the laws of descent and distribution.

DATED as of the ____ day of ______________, 202___

The Optionee, ________________________, hereby acknowledges and accepts the terms governing the grant of Options as set out above and confirms and acknowledges that the Optionee has received, read and understood the terms, conditions and restrictions of this Agreement. The Optionee also confirms and acknowledges that the Optionee has not been induced to enter into this Agreement by expectation of employment or engagement, or continued employment or engagement with the Company or any affiliate of the Company.

[OPTIONEE]

EUPRAXIA PHARMACEUTICALS INC.

By: James Helliwell
Title: Chief Executive Officer

[Signature Page – Stock Option Grant Agreement]

SCHEDULE “A”

NOTICE OF NET SETTLEMENT

TO:	The administrator of the Plan

The undersigned hereby elects to exercise ______________ Options and to receive, subject to the terms of the Plan and the Options, a number of Shares due pursuant to the net settlement provisions set out in Section 5 of the Stock Option Grant Agreement (the “Net Settlement Provisions”).

The undersigned, subject to the terms of the Plan and the Options, is requesting to receive the number of Shares due pursuant to the Net Settlement Provisions.

The undersigned directs the Company to issue the certificate evidencing said Shares in the name of the undersigned to be mailed to the undersigned at the following address:

By executing this Notice of Net Settlement, the undersigned hereby confirms that the undersigned has read the Plan and agrees to be bound by the provisions of the Plan. All terms not otherwise defined in this Notice of Net Settlement will have the meanings given to them under the Plan.

DATED as of the ____ day of ______________, 20___.

Signature of Witness	Signature of Participant

Name of Witness (please print)	Name of Participant (please print)